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                             BANK PLUS CORPORATION

                               OFFER TO EXCHANGE

      $1,000 PRINCIPAL AMOUNT OF ITS 12% SENIOR NOTES DUE         , 2007
                       FOR EACH 40 SHARES OF OUTSTANDING
     12% NONCUMULATIVE EXCHANGEABLE PERPETUAL PREFERRED STOCK, SERIES A OF
                 FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We are enclosing herewith the material listed below relating to the offer (the "Exchange Offer") by Bank Plus Corporation ("Bank Plus") to exchange
$1,000 principal amount of its 12% Senior Notes due           , 2007 ("Senior
Notes") for each 40 shares of outstanding 12% Noncumulative Exchangeable Perpetual Preferred Stock, Series A ("Preferred Stock") of its subsidiary, Fidelity Federal Bank, A Federal Savings Bank ("Fidelity"), upon the terms and
subject to the conditions set forth in the prospectus, dated           , 1997
(the "Prospectus").

  Please note that, pursuant to the terms of Preferred Stock, as set forth in the Prospectus, shares of Preferred Stock will automatically be deemed tendered in the Exchange Offer and will be exchanged for Senior Notes except to the extent that a Notice of Rejection of Offer, duly executed, has been received by the Exchange Agent (as defined in the Prospectus) and is not
withdrawn prior to 12:00 midnight, New York City time, on            , 1997,
or such later date and time to which the Exchange Offer may be extended by Bank Plus.

  Enclosed herewith are copies of the following documents:

  1. Prospectus dated            , 1997;

  2. Notice of Rejection of Offer; and

  3. Letter which may be sent to your clients for whose account you hold Preferred Stock in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

  Please note that the Exchange Offer may be rejected in whole, but not in part. However, if your clients include two or more beneficial owners of Preferred Stock, you may return a Notice of Rejection of Offer on behalf of one or more of your clients rejecting the Exchange Offer with respect to all shares of Preferred Stock held by such clients while tendering shares of Preferred Stock on behalf of one or more other clients. In such event, you will be required to certify that you hold shares of Preferred Stock in a representative capacity on behalf of two or more clients and that if you have rejected the Exchange Offer with respect to any shares of Preferred Stock held by you on behalf of a client, you have rejected the Exchange Offer with respect to all shares of Preferred Stock held by you on behalf of such client. See instruction 3 in the form of Notice of Rejection of Offer.

  Bank Plus's election to proceed with the Exchange Offer is subject to certain conditions, and Bank Plus expressly reserves the right to terminate or amend the Exchange Offer as set forth in the Prospectus if any of these conditions are not met or waived by Bank Plus.

  Bank Plus will not make any payment to brokers, dealers, salespersons or any other person (other than the Exchange Agent and the Information Agent) in connection with the Exchange Offer. Bank Plus will, however, upon request, reimburse you for reasonable out-of-pocket expenses incurred in connection with the Exchange Offer, in forwarding copies of the Prospectus and related documents to the beneficial owners of Preferred Stock and in handling or forwarding Notices of Rejection of Offer, notices of withdrawal of rejection and certificates on behalf of clients.

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  D.F. King & Co., Inc. is the Information Agent in connection with the
Exchange Offer. All questions relating to the Exchange Offer, as well as requests for assistance or additional copies of the Prospectus or Notice of Rejection of Offer, may be directed to D.F. King & Co., Inc. at the address and telephone numbers set forth on the back cover page of the Prospectus.

                                       Very truly yours,

                                       Bank Plus Corporation

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF BANK PLUS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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